Exhibit 21

Subsidiaries of the Registrant

Five Star Enterprises Ltd.,
a Cayman Islands corporation

Lifestyle Footwear, Inc.,
a Delaware corporation

Rocky Canada, Inc.,
an Ontario corporation

Rocky Brands Wholesale, LLC,
a Delaware limited liability company

Lehigh Outfitters, LLC,
a Delaware limited liability company

Creative Recreation, LLC

an Ohio limited liability company